Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of our report dated February 28, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Zimmer Holding Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the references to us under the headings “Experts” and “Selected Historical Financial Data of Zimmer” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, IL

September 26, 2014